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							 EXHIBIT 99
COCA-COLA ENTERPRISES INC.                            PRESS RELEASE

CONTACT:       Laura Asman - Media Relations
	       (770) 989-3023

	       Margaret Carton - Investor Relations
	       (770) 989-3622

		      FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC. REPORTS FIRST-QUARTER 1997 INCREASE
IN NONCASH STOCK-PERFORMANCE RELATED EXPENSES AND ONE-TIME
CHARGE RELATING TO DEBT REDEMPTION

     ATLANTA, April 1, 1997 -- Coca-Cola Enterprises today announced that first-quarter 1997 noncash expenses related to certain stock-based compensation plans will be higher than the Company's original 1997 expectations. The Company's stock price increased as much as 36 percent during the first quarter of 1997 and ended the quarter up approximately
25 percent. This growth in market value, along with the Company's outlook for strong full-year 1997 performance, will result in higher stock-related Selling, General, and Administrative (SG&A) Expenses, primarily noncash amortization expenses. Based on current expectations, total noncash franchise and stock-related amortization expenses will be $96 million in first-quarter 1997 and approximately $330 million for full-year 1997. The full-year 1997 amortization of $330 million represents approximately $273 million of franchise amortization and $57 million of stock-related amortization.

     Since the incremental costs associated with the performance-based restricted stock and stock option plans are noncash amortization expenses, there is no impact on cash operating profit (earnings before interest, taxes, depreciation, amortization, and other nonoperating expenses), cash flow, or amortization adjusted earnings per share. The implementation of changes to the Company's stock-based employee benefit plans at the end of 1996 eliminated certain cash SG&A Expenses associated with the stock performance. The Company believes these performanced-based stock compensation plans are effective tools for maximizing results and share-owner value since they increase employee ownership in Coca-Cola Enterprises.

     "While SG&A Expenses will be higher than originally anticipated due to our strong first-quarter 1997 stock price performance, we continue to expect full-year 1997 comparable cash operating profit growth of 9 percent, which should generate 1997 earnings per share growth of 10 percent to 15 percent above 1996 adjusted earnings of 80 cents per share," stated Summerfield K. Johnston, Jr., vice chairman and chief executive officer of Coca-Cola Enterprises. "The fundamentals of our operating performance remain strong and on target, even with the highly competitive marketplace conditions that currently exist. Our domestic volume growth is higher than the industry rate, our international growth is outpacing domestic growth, and in most territories our growth rate is exceeding our competitors."






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     Coca-Cola Enterprises also reported that effective April 1, 1997, the
Company redeemed all of its outstanding 8 3/4 percent Debentures due
April 1, 2017. The Company had approximately $142 million outstanding under this debt issue. The Company's first-quarter 1997 results will include a one-time charge associated with this debt redemption of approximately $6 million, or 3 cents per common share after tax based on shares outstanding prior to the proposed 3-for-1 stock split. The Company has already refinanced this debt issue with lower cost debt, enhancing the Company's long-term debt portfolio.

     The forward-looking statements in this news release should be read in conjunction with cautionary statements found on page 27 of the Company's 1996 Annual Report.

     Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest bottler of liquid nonalcoholic refreshment, distributing more than 58 percent of The Coca-Cola Company's United States bottle and can volume. Coca-Cola Enterprises is also the sole licensed bottler for products of The Coca-Cola Company in Belgium, Great Britain, the Netherlands, and most of France.
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